Exhibit 8.1

150 SO. CHAMPLAIN ST.│ P.O. BOX 1489 │BURLINGTON, VT 05402-1489

August 13, 2015

Merchants Bancshares, Inc.

275 Kennedy Drive

South Burlington, VT 05403

Re:

Proposed Merger of NUVO Bank & Trust Company with and into Merchants Bank

Ladies and Gentlemen:

We have acted as counsel Merchants Bancshares, Inc., a Delaware corporation (“Merchants”), in connection with the proposed merger (the "Merger") of NUVO Bank & Trust Company, a Massachusetts-chartered bank (“NUVO”), with and into Merchants Bank, a Vermont-chartered bank (“Merchants Bank”) and wholly-owned subsidiary of Merchants, pursuant to the Agreement and Plan of Merger, by and between Merchants and NUVO, dated as of April 27, 2015 (the “Agreement”), and related Bank Merger Agreement, by and between Merchants Bank and NUVO dated July 2, 2015 (together with the Agreement, the “Merger Agreements”) as described in the proxy statement/prospectus which is part of the registration statement on Form S-4 filed by Merchants with the U.S. Securities and Exchange Commission initially on July 31, 2015 (the "Registration Statement"), as amended, in relation to the Merger.  This opinion is being delivered in connection with the filing of the Registration Statement to which this opinion appears as an exhibit. Unless otherwise indicated, capitalized terms have the meanings ascribed to them in the Merger Agreements.

In connection with the opinions expressed herein, we have examined the Merger Agreements, the Registration Statement, the representation letters of NUVO and Merchants delivered to us for purposes of rendering the opinions expressed herein (the "Representation Letters") and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

For purposes of the opinions expressed herein, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreements and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreements are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the representations made by Merchants, Merchants Bank and NUVO in each of their respective Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger, and (iv) any representations made in the Merger Agreements or the Representation Letters "to the knowledge of," or otherwise based upon the belief of the management of Merchants, Merchants Bank, or NUVO, as the case may be, are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreements. In addition, our opinions expressed herein are based solely on the documents that we have examined, the additional information that we have obtained, and the Representation Letters.

Merchants Bancshares, Inc.

August 13, 2015

Based upon the foregoing, it is our opinion:

(i)  that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

(ii)  the discussion in the proxy statement/prospectus which is part of the Registration Statement under the caption "THE MERGER - Material Federal Income Tax Consequences of the Merger" and “LEGAL MATTERS,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

In addition to the assumptions and representations described above, the above opinions are subject to the exceptions, limitations and qualifications set forth below.

(1)   The opinions expressed herein are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, and administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a position that is contrary to the opinions expressed herein. Furthermore, no assurances can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated in this opinion letter. We undertake no responsibility to update this opinion letter or to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, any change in the facts and circumstances surrounding the Merger or inaccuracy in the statements, facts, assumptions and representations upon which we have relied, may affect the validity of our opinions expressed herein.

(2)   We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm in the joint proxy statement/prospectus under the captions "THE MERGER - Material Federal Income Tax Consequences of the Merger" and “LEGAL MATTERS,”  In giving this consent, we do not hereby admit that we are “experts” within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Primmer Piper Eggleston & Cramer PC

Primmer Piper Eggleston & Cramer PC

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